Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion in this Current Report on Form 8-K/A of Prospect Medical Holdings, Inc., of our report dated June 30, 2009, related to the financial statements of Brotman Medical Center, Inc. (Debtor-in-Possession) (“Brotman”) as of September 30, 2008, and for the year then ended and incorporated by reference in the Registration Statement on Form S-3 (No. 333-137496) and Forms S-8 (No 333-156558, No. 333-128700 and No. 333-153037) of Prospect Medical Holdings, Inc., respectively. Our report contains an explanatory paragraph regarding Brotman’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

Costa Mesa, California

July 3, 2009